Exhibit 8.1

Two22 Building 222 South Ninth Street Suite 2000 Minneapolis, MN 55402-3338 Tel (612) 607-7000 Fax (612) 607-7100 www.foxrothschild.com

April 9, 2021

ReShape Lifesciences Inc.

1001 Calle Amanecer

San Clemente, CA 92673

Re:	Agreement and Plan of Merger, dated as of January 19, 2021

Ladies and Gentlemen:

We have acted as special tax counsel to ReShape Lifesciences Inc., a Delaware corporation (“ReShape”), in connection with the proposed merger (the “Merger”) of Optimus Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Obalon Therapeutics, Inc., a Delaware corporation (“Obalon”), with and into ReShape, as contemplated by the Agreement and Plan of Merger, dated as of January 19, 2021, by and among Obalon, Merger Sub and ReShape (the “Merger Agreement”).

This opinion is being delivered in connection with the Registration Statement (File No. 333-254841) on Form S-4 originally filed on March 30, 2021 with the Securities and Exchange Commission, including the Joint Proxy Statement/Prospectus, and as amended and supplemented through the date hereof (collectively, the “Registration Statement”), as described in Section 6.02 of the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) the respective tax representation letters of Obalon, Merger Sub and ReShape, each dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

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In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based upon any person’s “belief,” “expectation” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects up to and including the Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement, we are of the opinion that the Merger, as of the Effective Time, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

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2.	No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any matter whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement and the Representation Letters, are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fox Rothschild LLP

FOX ROTHSCHILD LLP